Exhibit 99.1

CommScope Returns to Public Market as More Profitable Industry Leader

- Announces Third Quarter 2013 Results -

•	Net sales of $888 million, stable year over year excluding foreign exchange impact of $5 million

•	Gross margin increased 100 basis points year over year to 35%

•	GAAP earnings of $0.07 per diluted share, compared to $0.03 in the year-ago quarter

•	Adjusted earnings of $0.38 per diluted share, compared to $0.43 in year-ago quarter

•	Operating income of $100 million, compared to $73 million in prior year

•	Adjusted operating income down slightly year over year to $162 million, or 18% of sales

•	Cash flow from operations more than tripled year over year to $127 million

HICKORY, NC, November 7, 2013—CommScope Holding Company, Inc. (NASDAQ: COMM), a global provider of connectivity and essential infrastructure solutions for wireless, business enterprise and residential broadband networks, completed its initial public offering on October 30, 2013. CommScope began trading on the NASDAQ on October 25, 2013.

CommScope reported net sales of $888 million and net income of $11 million, or $0.07 of earnings per diluted share, for the quarter ended September 30, 2013. Non-GAAP adjusted third quarter 2013 net income was $61 million, or $0.38 of earnings per diluted share. For the quarter ended September 30, 2012, CommScope reported net sales of $894 million and net income of $5 million, or $0.03 of earnings per diluted share. Non-GAAP adjusted third quarter 2012 net income was $67 million, or $0.43 of earnings per diluted share. A reconciliation of reported GAAP results to non-GAAP adjusted results is attached.

“The CommScope team is excited to return to the public market with industry leading wireless, enterprise and broadband solutions addressing the growing global need for bandwidth,” said President and Chief Executive Officer Eddie Edwards. “While it has been less than three years since our company was last public, much has changed.

“Popular devices like tablets and smart phones as well as the impact of BYOD have created the need for a mobile Internet. Operators are deploying more cell sites and new technologies globally to meet this demand. We believe we are in the early innings of a long-term, global growth cycle in LTE, which includes coverage, capacity, optimization, small cell Distributed Antenna System (DAS) solutions, backhaul and seamless in-building cellular.

“We also continue to see demand for our Enterprise connectivity and data center solutions as advanced applications, network intelligence and cloud services are adopted by corporate and retail consumers. CommScope’s next generation of wireless, enterprise and broadband solutions help customers connect to critical voice, data, entertainment and business services, and we believe our industry leading position provides long-term growth opportunities.”

Segment Overview

Overall, third-quarter 2013 net sales were stable year over year excluding the impact of foreign exchange rates, which negatively affected net sales by $5 million. Orders booked in the third quarter of 2013 were $881 million, up 7 percent year over year. Orders were up across all three segments year over year.

Wireless segment net sales increased 3 percent year over year to $553 million. The net sales increase was primarily driven by ongoing capital spending by U.S. wireless operators at macro base stations as well as robust deployment of small cell DAS solutions that support capacity and densification of the wireless network. Lower wireless net sales in the Asia Pacific region were somewhat offset by higher solutions sales to a major Middle Eastern wireless operator. Wireless adjusted operating income rose 16 percent year over year to $116 million, or 21 percent of net sales.

Enterprise segment net sales were essentially unchanged year over year at $212 million. While video and data-rich applications continue to drive the need for additional bandwidth in buildings and advanced data centers, corporate IT investment is more cautious in an uncertain economic environment. The company remains optimistic about its long-term Enterprise opportunities. CommScope believes that its comprehensive connectivity and data center solutions combined with in-building cellular and intelligent lighting solutions uniquely position it to benefit from growth as IT investment improves. Enterprise adjusted operating income decreased 19 percent year over year to $42 million, or 20 percent of net sales.

Broadband segment net sales declined 16 percent year over year to $125 million. Broadband adjusted operating income declined 69 percent year over year to $4 million, or 3 percent of net sales. Cost reduction initiatives are currently underway to better align the segment’s cost structure with customer demand.

Manufacturing Initiatives

The company plans to close its Joliet, Illinois manufacturing operation and shift the production to existing facilities in North Carolina and to third party suppliers in an effort to improve North American factory utilization. This action will impact approximately 200 employees and result in non-cash, asset impairment charges of up to $10 million and cash restructuring charges of approximately $15 million. Through these actions, the company expects $8 million to $10 million of annualized cost savings.

Interest and Taxes

Interest expense in the quarter increased $8 million year over year to $54 million, primarily due to the issuance in May 2013 of $550 million 6.625%/7.375% Senior Payment-In-Kind Toggle Notes due 2020.

Income tax expense in the quarter was $32 million. The GAAP income tax rate for the quarter was 74 percent while the tax rate on adjusted pretax income was 45 percent. The adjusted effective tax rate was unusually high due primarily to losses in foreign jurisdictions where the company did not recognize tax benefits. The company continues to expect its long-term, adjusted tax rate to be in the 35 to 36 percent range.

CommScope Initial Public Offering

On October 30, 2013, the company completed an initial public offering (IPO) of its common stock. The company issued 30.8 million shares of common stock and funds affiliated with The Carlyle Group (Carlyle) sold 7.7 million shares, reducing the Carlyle funds’ ownership to approximately 77.9 percent. The company raised approximately $433 million, net of transaction costs from the IPO. The company intends to use the proceeds from the IPO, plus cash on hand, to redeem $400 million of its 8.25% senior notes, plus pay a redemption premium and accrued interest, during the fourth quarter of 2013. Also in October 2013, the company paid Carlyle a fee of approximately $20 million to terminate its management agreement.

Outlook

CommScope management provided the following long-term targets and fourth quarter and full year 2013 guidance:

Long-Term Targets:

•	Mid single digit organic sales growth

•	Stable adjusted operating margins

•	Low double digit adjusted net income growth

•	Continued strong free cash flow

Fourth Quarter Guidance:

•	Revenue of $800 million to $840 million

•	Adjusted operating income of $125 million to $145 million, excluding amortization of purchased intangibles, restructuring and other special items

•	Adjusted effective tax rate of 38 percent to 42 percent

•	Adjusted earnings per diluted share of $0.25 to $0.31, based on approximately 182 million weighted average diluted shares outstanding

Full Year 2013 Guidance:

•	Revenue of $3.43 billion to $3.47 billion, up approximately 4 percent year over year at the midpoint of the range

•	Adjusted operating income of $604 million to $624 million, up approximately 23 percent year over year at the midpoint of the range

•	Adjusted earnings per diluted share of $1.55 to $1.61 (based on approximately 164 million weighted average diluted shares outstanding), up approximately 33 percent year over year at the midpoint of the range

Conference Call, Webcast and Investor Presentation

As previously announced, the company will host an 8:00 a.m. EST conference call today in which management will discuss third quarter results, outlook and trends. Internet users can access the company’s presentation materials and live, “listen only” webcast at http://ir.commscope.com.

To participate in the conference call, dial 866-394-7514 (US and Canada only) or +1 706-758-2714. The conference identification number is 94622743. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection.

If you are unable to participate and would like to hear a replay, dial 855-859-2056 (US and Canada only) or +1 404-537-3406. The replay identification number is 94622743 and will be available through November 21, 2013. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NASDAQ: COMM, www.commscope.com) has played a role in virtually all the world’s best communication networks. We create the infrastructure that connects people and technologies through every evolution. Our portfolio of end-to-end solutions includes critical infrastructure our customers need to build high-performing wired and wireless networks. As much as technology changes, our goal remains the same: to help our customers create, innovate, design, and build faster and better. We’ll never stop connecting and evolving networks for the business of life at home, at work, and on the go.

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. As calculated, our non-GAAP measures may not be comparable to other similarly titled measures of other companies. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period. GAAP to non-GAAP reconciliations are included in this press release.

Forward Looking Statements

This Press Release and any other oral or written statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions. This list of indicative terms and phrases is not intended to be all-inclusive. These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and manufactured parts and the potential effect on customer pricing; delays or challenges related to removing, transporting or reinstalling manufacturing equipment; the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization, restructuring or manufacturing disruption; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; significant international operations and the impact of variability in foreign exchange rates; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness and maintaining compliance with debt covenants; income tax rate variability and ability to recover amounts recorded as value added tax receivables; changes in tax laws or regulations; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives and maintain critical information systems; our ability to recover on a timely basis from natural or man-made disasters or other disruptions, including data or network security breaches; realignment of global manufacturing capacity; cost of protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending and future litigation and proceedings; changes in U.S. tax, health care and other major laws or regulations; authoritative changes in generally accepted accounting principles by standard-setting bodies; political instability; regulatory changes affecting us or the industries we serve; and any statements of belief and any statements of assumptions underlying any of the foregoing. These and other factors are discussed in greater detail in our Registration Statement on Form S-1. Although the information contained in this Press Release represents our best judgment at the date of this release based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. We are not undertaking any duty or obligation to update these statements as a result of actual results, new information, future events or otherwise.

Investor Contacts:	News Media Contact:
Mark Huegerich, CommScope	Rick Aspan, CommScope
+1 828-431-2540	+1 708-236-6568
publicrelations@commscope.com
Phil Armstrong, CommScope
+1 828-323-4848

Source: CommScope

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Operations

(Unaudited - In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$888,011	$894,019	$2,633,559	$2,473,674

Operating costs and expenses:
Cost of sales	577,812	591,192	1,724,461	1,690,373
Selling, general and administrative	122,424	114,831	354,818	337,676
Research and development	31,757	30,969	95,553	88,817
Amortization of purchased intangible assets	43,956	44,133	130,921	132,395
Restructuring costs	4,900	1,624	16,433	17,005
Asset impairments	7,320	38,271	41,802	38,271

Total operating costs and expenses	788,169	821,020	2,363,988	2,304,537

Operating income	99,842	72,999	269,571	169,137
Other expense, net	(3,394)	(1,836)	(8,665)	(8,350)
Interest expense	(53,972)	(45,900)	(147,809)	(143,460)
Interest income	650	717	2,260	2,959

Income before income taxes	43,126	25,980	115,357	20,286
Income tax expense	(31,839)	(20,696)	(87,048)	(26,383)

Net income (loss)	$11,287	$5,284	$28,309	$(6,097)

Earnings (loss) per share:
Basic	$0.07	$0.03	$0.18	$(0.04)
Diluted	$0.07	$0.03	$0.18	$(0.04)
Weighted average shares outstanding:
Basic	154,885	154,706	154,883	154,701
Diluted	159,064	155,377	158,008	154,701

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited - In thousands, except share amounts)

	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$312,045	$264,375
Accounts receivable, less allowance for doubtful accounts of $13,452 and $14,555, respectively	641,815	596,050
Inventories, net	367,590	311,970
Prepaid expenses and other current assets	60,107	53,790
Deferred income taxes	47,149	61,072

Total current assets	1,428,706	1,287,257
Property, plant and equipment, net	331,889	355,212
Goodwill	1,458,294	1,473,932
Other intangible assets, net	1,469,291	1,578,683
Other noncurrent assets	110,596	98,180

Total Assets	$4,798,776	$4,793,264

Liabilities and Stockholders’ Equity
Accounts payable	$242,142	$194,301
Other accrued liabilities	286,337	344,542
Current portion of long-term debt	10,746	10,776

Total current liabilities	539,225	549,619
Long-term debt	3,004,024	2,459,994
Deferred income taxes	424,017	429,312
Pension and postretirement benefit liabilities	53,029	72,317
Other noncurrent liabilities	120,477	99,740

Total Liabilities	4,140,772	3,610,982
Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.01 par value: Authorized shares: 300,000,000; Issued and outstanding shares: 154,884,600 at September 30, 2013 and 154,879,299 at December 31, 2012	1,558	1,558
Additional paid-in capital	1,664,334	1,655,379
Accumulated deficit	(969,378)	(447,687)
Accumulated other comprehensive loss	(27,875)	(16,646)
Treasury stock, at cost: 961,566 shares at September 30, 2013 and 936,300 shares at December 31, 2012	(10,635)	(10,322)

Total Stockholders’ Equity	658,004	1,182,282

Total Liabilities and Stockholders’ Equity	$4,798,776	$4,793,264

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited - In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating Activities:
Net income (loss)	$11,287	$5,284	$28,309	$(6,097)
Adjustments to reconcile net income (loss) to net cash generated by operating activities:
Depreciation and amortization	61,928	64,856	183,865	198,155
Equity-based compensation	3,570	2,050	12,657	5,382
Excess tax benefits from equity-based compensation	—	(3)	(9)	(22)
Deferred income taxes	8,952	(5,270)	14,728	(36,401)
Asset impairments	7,320	38,271	41,802	38,271
Changes in assets and liabilities:
Accounts receivable	83,412	(54,942)	(46,795)	(106,991)
Inventories	3,596	8,996	(57,546)	(44,596)
Prepaid expenses and other assets	(11,646)	(126)	(20,481)	3,018
Accounts payable and other liabilities	(44,961)	(22,009)	(19,779)	2,540
Other	3,658	(2,467)	14,516	684

Net cash generated by operating activities	127,116	34,640	151,267	53,943
Investing Activities:
Additions to property, plant and equipment	(11,702)	(6,243)	(27,729)	(19,390)
Proceeds from sale of property, plant and equipment	182	4,238	1,238	1,949
Cash paid for acquisitions	(21,770)	—	(55,770)	(12,214)
Other	—	297	2,902	2,301

Net cash used in investing activities	(33,290)	(1,708)	(79,359)	(27,354)
Financing Activities:
Long-term debt repaid	(32,788)	(76,021)	(205,237)	(266,746)
Long-term debt proceeds	30,072	20,000	747,035	174,150
Long-term debt financing costs	(324)	—	(13,127)	(2,701)
Dividends paid	—	—	(538,705)	—
Cash paid to stock option holders	(4,107)	—	(11,295)	—
Excess tax benefits from equity-based compensation	—	3	9	22
Other	—	(12)	(32)	(101)

Net cash used in financing activities	(7,147)	(56,030)	(21,352)	(95,376)
Effect of exchange rate changes on cash and cash equivalents	1,756	1,781	(2,886)	(4,160)

Change in cash and cash equivalents	88,435	(21,317)	47,670	(72,947)
Cash and cash equivalents, beginning of period	223,610	265,472	264,375	317,102

Cash and cash equivalents, end of period	$312,045	$244,155	$312,045	$244,155

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited - In millions, except per share amounts)

	Three Months Ended September 30, 2013			Nine Months Ended September 30, 2013
	Operating Income	Net Income (1)	Diluted EPS	Operating Income	Net Income (1)	Diluted EPS
As reported	$99.8	$11.3	$0.07	$269.6	$28.3	$0.18
Adjustments:
Amortization of purchased intangible assets	44.0	28.6	0.18	130.9	85.1	0.54
Restructuring costs	4.9	3.0	0.02	16.4	10.2	0.06
Equity-based incentive compensation	3.6	2.2	0.01	12.7	7.8	0.05
Asset impairments	7.3	7.3	0.05	41.8	39.7	0.25
Purchase accounting adjustments	1.6	1.0	0.01	2.0	1.2	0.01
Acquisition-related costs	1.1	0.7	—	5.4	3.3	0.02
Amortization of deferred financing costs & OID	—	2.4	0.01	—	7.1	0.05
Net income tax valuation allowance adjustments	—	4.0	0.03	—	25.2	0.16

As adjusted (non-GAAP)	$162.3	$60.5	$0.38	$478.8	$207.9	$1.32

	Three Months Ended September 30, 2012			Nine Months Ended September 30, 2012
	Operating Income	Net Income (1)	Diluted EPS	Operating Income	Net Income (Loss) (1)	Diluted EPS
As reported	$73.0	$5.3	$0.03	$169.1	$(6.1)	$(0.04)
Adjustments:
Amortization of purchased intangible assets	44.1	28.7	0.19	132.4	86.1	0.55
Restructuring costs	1.6	1.0	0.01	17.0	10.5	0.07
Equity-based incentive compensation	2.1	1.2	0.01	5.4	3.3	0.02
Asset impairments	38.3	24.9	0.16	38.3	24.9	0.16
Acquisition-related costs	1.6	1.0	0.01	4.9	3.0	0.02
Amortization of deferred financing costs & OID	—	2.2	0.01	—	8.4	0.05
Prior year warranty matter	5.7	3.5	0.02	8.8	5.4	0.04
Gain on sale of subsidiary	(1.5)	(0.9)	(0.01)	(1.5)	(0.9)	(0.01)
Prior year customs matter	—	—	—	2.0	1.3	0.01

As adjusted (non-GAAP)	$164.9	$66.9	$0.43	$376.4	$135.9	$0.87

(1)	The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain adjustments for which we expect little or no tax benefit.

CommScope Holding Company, Inc.

Segment Information

(Unaudited - dollars in millions)

Net Sales by Segment

				% Change
	Q3 2012	Q2 2013	Q3 2013	YOY	Sequential
Wireless	$535.5	$591.5	$552.6	3.2%	(6.6)%
Enterprise	212.0	218.7	212.2	0.1%	(3.0)%
Broadband	148.0	132.8	124.6	(15.8)%	(6.2)%
Inter-segment eliminations	(1.5)	(2.1)	(1.4)	n/a	n/a

Total Net Sales	$894.0	$940.9	$888.0	(0.7)%	(5.6)%

Non-GAAP Adjusted Operating Income by Segment
				% Change
	Q3 2012	Q2 2013	Q3 2013	YOY	Sequential
Wireless	$100.4	$126.7	$116.3	15.8%	(8.2)%
Enterprise	51.9	46.3	42.1	(18.9)%	(9.1)%
Broadband	12.5	11.2	3.9	(68.8)%	(65.2)%

Total Non-GAAP Adjusted Operating Income	$164.9	$184.2	$162.3	(1.6)%	(11.9)%

Components may not sum to total due to rounding

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited – dollars in millions)

Third Quarter 2013 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income (loss), as reported	$90.3	$21.7	$(12.2)	$99.8
Amortization of purchased intangible assets	22.0	17.3	4.6	44.0
Restructuring costs	1.4	0.1	3.5	4.9
Equity-based incentive compensation	1.9	1.2	0.5	3.6
Asset impairments	—	—	7.3	7.3
Purchase accounting adjustments	—	1.6	—	1.6
Acquisition-related costs	0.7	0.2	0.2	1.1

Non-GAAP Adjusted operating income	$116.3	$42.1	$3.9	$162.3
Non-GAAP Adjusted operating margin %	21.1%	19.9%	3.2%	18.3%

Second Quarter 2013 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income (loss), as reported	$93.2	$26.6	$(25.5)	$94.3
Amortization of purchased intangible assets	22.0	17.1	4.6	43.7
Restructuring costs	7.5	—	2.3	9.7
Equity-based incentive compensation	2.5	1.5	0.6	4.6
Asset impairments	—	—	28.8	28.8
Purchase accounting adjustments	—	0.4	—	0.4
Acquisition-related costs	1.5	0.7	0.4	2.6

Non-GAAP Adjusted operating income	$126.7	$46.3	$11.2	$184.2
Non-GAAP Adjusted operating margin %	21.4%	21.2%	8.6%	19.6%

First Quarter 2013 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income (loss), as reported	$62.4	$15.4	$(2.4)	$75.4
Amortization of purchased intangible assets	22.0	16.6	4.6	43.3
Restructuring costs	1.1	0.5	0.2	1.8
Equity-based incentive compensation	2.4	1.4	0.6	4.5
Asset impairments	5.6	—	—	5.6
Acquisition-related costs	0.9	0.4	0.3	1.6

Non-GAAP Adjusted operating income	$94.5	$34.3	$3.3	$132.2
Non-GAAP Adjusted operating margin %	19.0%	17.8%	2.8%	16.4%

Components may not sum to total due to rounding

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment—Continued

(Unaudited, dollars in millions)

Fourth Quarter 2012 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income, as reported	$41.3	$26.1	$1.6	$69.1
Amortization of purchased intangible assets	22.0	16.6	4.6	43.3
Restructuring costs	5.2	0.3	0.5	6.0
Equity-based incentive compensation	1.3	0.4	0.4	2.1
Asset impairments	2.6	—	—	2.6
Acquisition-related costs	0.8	0.4	0.2	1.4
Adjustment of prior year warranty matter	—	—	0.1	0.1

Non-GAAP Adjusted operating income	$73.3	$43.9	$7.5	$124.7
Non-GAAP Adjusted operating margin %	14.2%	21.0%	6.1%	14.7%

Third Quarter 2012 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income, as reported	$36.7	$34.6	$1.7	$73.0
Amortization of purchased intangible assets	22.9	16.6	4.6	44.1
Restructuring costs	1.6	—	—	1.6
Equity-based incentive compensation	1.3	0.4	0.3	2.1
Asset impairments	38.3	—	—	38.3
Acquisition-related costs	1.1	0.3	0.2	1.6
Adjustment of prior year warranty matter	—	—	5.7	5.7
Gain on sale of subsidiary	(1.5)	—	—	(1.5)

Non-GAAP Adjusted operating income	$100.4	$51.9	$12.5	$164.9
Non-GAAP Adjusted operating margin %	18.8%	24.5%	8.5%	18.4%

Components may not sum to total due to rounding